UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2007

NESTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-12965	13-3163744
(Commission File Number)	(IRS Employer Identification Number)

42 Oriental Street; Third Floor, Providence, Rhode Island

(Address of principal executive offices)

(401) 274-5658

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement

On July 23, 2007, Nestor, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with certain accredited investors, including affiliates of the Company (the “Purchasers”) to sell 8,532,403 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a purchase price per share of $0.5802 (the “Purchase Price”) for an aggregate purchase price of $4,950,500 in a private placement pursuant to Regulation D under the Securities Act of 1933 (the “Transaction”).  The Transaction was closed on July 27, 2007.

As a predicate to the Transaction, the Company entered into separate agreements (“Waivers”) with holders of more that 75% of the outstanding principal amount of the Company’s Senior Secured Convertible Notes bearing interest at the rate of 7.0% (subject to adjustment) (the “7% Notes”) and holders of more than 66⅔% of holders of the Company’s 5% Senior Convertible Notes (the “5% Notes”) pursuant to which the such holders (constituting holders of a sufficient amount of the 7% Notes and 5% Notes respectively) have waived the anti-dilution provisions associated with their respective Notes that would have been triggered by the transaction.  Had the Waivers not been entered into, the Company would have been subject to a substantial downward adjustment to the conversion price of the outstanding principal of the 7% Notes and the 5% Notes.  Warrant exercise rates on certain outstanding warrants will decrease from $4.35 and $3.60 per share of Common Stock, respectively.

In connection with the Transaction, we entered into a registration rights agreement with the Purchasers, pursuant to which we agreed to file a Registration Statement on Form S-3 registering for resale the shares purchased in the Transaction.  The Registration Statement must be filed not later than 30 business days after the earlier of (a) the date the Company files its Annual Report on Form 10-K for the fiscal year ending December 31, 2007 or (b) the last day on which the Company could timely file such Annual Report on Form 10-K in accordance with SEC rules, with penalties imposed on the Company if such filing deadline is not met, or if the registration statement is not declared effective by the SEC within 60 days of filing (or 90 days if subject to SEC review) in an amount equal to 0.0493% of the Purchase Price of each share held by the Purchaser for each day of any such failure.

The foregoing summary of the Agreement and related agreements is qualified in its entirety by the terms of the Agreement and the exhibits thereto.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events. Any such forward-looking statements are subject to various risks and uncertainties, including, but not limited to, the ability of the Company to secure approval from its shareholders to increase the number of shares of authorized common stock, its ability to comply with all the terms and provisions of these agreements, and any other factors which are set forth in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006 and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K.  The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Item 3.02.                      Unregistered Sales of Equity Securities

The disclosures under Item 1.01 are incorporated in this Item 3.02 by reference.

The shares of Common Stock issued pursuant to the Transaction (the “Shares”) were issued to accredited investors in a private placement transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 506 of Regulation D promulgated thereunder.

The Shares have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

Item 8.01.                      Other Events

Pursuant to Rule 135c of the Securities Act, a press release with respect to the above-described private placement was issued by the Company on July  27, 2007, a copy of which is included as Exhibit 99.1 to this Report.

Mr. Clarence A. Davis, a director and the Company’s Interim Chief Executive Officer has agreed to enter into a long-term contract with the Company to serve as its permanent Chief Executive Officer.  The Company will announce the details of Mr. Davis’s contract once they have been finalized.

Item 9.01.                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.                                Description

99.1                      Press Release dated May 27, 2007 regarding private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NESTOR, INC.

	By:	/s/ Nigel P. Hebborn
Nigel P. Hebborn
Executive Vice President, Treasurer and CFO

Date:July 27, 2007